Exhibit 5.21

[Quarles & Brady LLP Letterhead]

May 6, 2011

ClubCorp Club Operations, Inc.

3030 LBJ Freeway, Suite 600

Dallas, Texas 75234

Re:          $415,000,000 of 10% Senior Notes Due 2018

Ladies and Gentlemen:

We have acted as special Wisconsin counsel to each of the Wisconsin corporations listed on Schedule I hereto (each, an “Opinion Party” and collectively, the “Opinion Parties”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by ClubCorp Club Operations, Inc., a Delaware corporation (the “Company”), the Opinion Parties, and other guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $415,000,000 aggregate principal amount of 10% Senior Notes due 2018 (the “Exchange Notes”) and the issuance by the Opinion Parties and the other guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes will be issued under, and the Guarantees are issued as provided in, an indenture dated as of November 30, 2010 (the “Indenture”) among the Company, the guarantors named therein (including the Opinion Parties), and Wilmington Trust FSB, as trustee. The Company will offer the Exchange Notes and Guarantees in exchange for up to $415,000,000 aggregate principal amount of its outstanding 10% Senior Notes due 2018 and related guarantees (collectively, the “Transaction”).

In such capacity, we have reviewed the following documents executed in connection with the Transaction:

(a)          The Registration Statement;

(b)         The Indenture (which has been filed with the Commission as an exhibit to the Registration Statement);

(c)          The amended and restated articles of incorporation and amended and restated bylaws of each of the Opinion Parties;

(d)         Certificates of active status regarding the Opinion Parties as of a recent date from the Wisconsin Department of Financial Institutions;

(e)          Resolutions of the board of directors of each of the Opinion Parties; and

(f)            such other documents, including officers’ certificates, as we, in our professional judgment, have deemed necessary or appropriate as a basis for the opinions set forth below.

Terms not defined herein shall have the meanings assigned thereto in the Registration Statement. The Indenture and the Guarantees are collectively referred to herein as the “Guarantor Documents.”

In rendering this opinion we have, with your permission, assumed, without investigation, verification or inquiry that:

(a)           Each of the parties to the Guarantor Documents (other than the Opinion Parties) is a corporation, limited liability company or other legal entity duly organized and validly existing under the laws of its jurisdiction of incorporation, organization or formation;

(b)           Each of the parties to the Guarantor Documents (other than the Opinion Parties) has the necessary right, power and authority to execute and deliver, and perform its obligations, if any, under, each of the Guarantor Documents to which it is a party; and the transactions therein contemplated have been duly authorized by all parties thereto (other than the Opinion Parties);

(c)           The Guarantor Documents have been executed, delivered, and accepted by all parties thereto (other than the Opinion Parties);

(d)           All natural persons who are signatories to the Guarantor Documents were legally competent at the time of execution; all signatures on the Guarantor Documents and the other documents reviewed by us are genuine; the copies of all documents submitted to us are accurate and complete; each such document that is original is authentic; and each such document that is a copy conforms to an authentic original; and

(e)           All material factual matters, including without limitation, representations and warranties, contained in the Guarantor Documents, are true and correct as set forth therein.

Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the qualifications and exceptions herein contained, we are of the opinion that:

1.     Each Opinion Party is a corporation validly existing under the laws of the State of Wisconsin, and, based solely on certificates of the Wisconsin Department of Financial Institutions, has filed its most recent required annual report, and has not filed articles of dissolution, with the Wisconsin Department of Financial Institutions. Each Opinion Party has the corporate power and authority to execute and deliver the Indenture and to perform its respective obligations thereunder.

2.     The execution and delivery of the Indenture by Curt McClellan or Ingrid Keiser in their respective capacities as Treasurer and/or Secretary of each of the Opinion Parties has been duly authorized by all requisite corporate action of each Opinion Party.

3.     The Guarantees have been duly authorized and issued.

4.     The execution and delivery by each Opinion Party of the Indenture and the performance by each Opinion Party of its obligations thereunder does not (a) conflict with or violate any provision of the amended and restated articles of incorporation or the amended and restated bylaws of such Opinion Party, or (b) conflict with or violate any judgment, order, writ, injunction or decree binding on any Opinion Party of which we have actual knowledge, or (c) conflict with or violate any law, rule, regulation or ordinance of the State of Wisconsin applicable to the Opinion Parties.

The foregoing opinions are subject to the following additional assumptions and qualifications:

1.     Wherever we indicate that our opinion with respect to the existence or absence of facts is “to our knowledge” or the like, our opinion is, with your permission, based solely on the current conscious awareness of facts or other information of the attorneys currently with our firm who have represented the Opinion Parties in connection with the transactions contemplated by the Guarantor Documents.

2.     This opinion deals only with the specific legal issues that it explicitly addresses and no opinions should be inferred as to matters not so addressed. Without limiting the foregoing, we express no opinion herein as to: (a) securities or blue sky laws and regulations; (b) antitrust and unfair competition laws and regulations; (c) tax, environmental, racketeering, health and safety, building, zoning, land use and subdivision laws and regulations; (d) income, privilege, franchise, sales and use, personal property, real property or excise taxes; or (e) local laws, regulations, and ordinances.

The opinions expressed herein are limited to the current laws of the State of Wisconsin. Our obligation to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein, shall terminate upon the effectiveness of the Registration Statement. This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein.

The foregoing opinions may be relied upon by your counsel, Simpson Thacher & Bartlett LLP, in connection with the filing of the Registration Statement, and we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Quarles & Brady LLP

Quarles & Brady LLP

Schedule I

Opinion Parties

Glendale Management Corp.

Glendale Racquet Club, Inc.